CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 22, 2008, with respect to the consolidated financial statements included in the filing ofthe Amended Annual Report on Form10-KSB/Amendment #1 of BioForce Nanosciences Holdings, Inc. for the fiscal year ended December 31, 2007.

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah 84010

August 27, 2008